FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section  17(a) of the Public  Utility  Holding  Company  Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940



1.  Name and Address of Reporting Person      2.  Date of Event Re-        4.   Issuer Name and Ticker or Trading Symbol
                                                   quiring Statement
         ERD Waste Corp.                           (Month/Day/Year)             Environmental Services of America, Inc. (ENSA)
         356 Veterans Memorial Highway
                                                       1/25/96
                                                                           5.  Relationship of Reporting Person to Issuer
                                                                                     (Check all applicable)
                                              3.  IRS or Social Se-           Director            X   10% Owner
                                                  curity Number of            Office                  Other
                 (Street)                         Reporting Person            (give title below)      (specify below)
                                                  (Voluntary)

                                                  11-3121813


                                                                          6.  If Amendment,
   Commack       NY         11725                                             Date of Original
   (City)      (State)      (Zip)                                             (Month/Day/Year)





                                               TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security                         2.  Amount of Securities          3.  Ownership             4.  Nature  of Indirect
    (Instr. 4)                                    Beneficially Owned                Form:  Direct             Beneficial Ownership
                                                  (Instr. 4)                        (D) or Indirect           (Instr. 5)
                                                                                    (I) (Instr. 5)

Common Stock, par value $.02                        500,000                               D




Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.  (Print or Type Responses)

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FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
       PUTS, CALLS, WARRANTS, OPTIONS,CONVERTIBLE SECURITIES)



1.  Title of Derivative Security       2.  Date Exer-          3.  Title and Amount of Securities    4.  Conver-     5.  Owner-
    (Instr. 4)                             cisable and             Underlying Derivative Security        sion or         ship
                                           Expiration              (Instr. 4)                            Exercise        Form of
                                           Date                                                          Price of        Deriv-
                                           (Month/Day/Year)                                              Deriv-          ative
                                                                                                         ative           Security:
                                                                                                                         Indirect
                                                                                                                         (I)
                                                                                                                         (Instr. 5)
                                        Date          Expira-                     Amount
                                        Exer-         tion                        or Number
                                        cisable       Date            Title       of Shares



 6.  Nature of Indirect
     Beneficial
     Ownership
     (Instr. 5)
                                                                      /s/    Joseph Wisneski                         2/5/96
                                                                      -------------------------------------      ---------------
                                                                             Name:  Joseph Wisneski                   Date
                                                                                    President, ERD Waste Corp.



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                  SEC1473 (3/91)
                                                                  SEC1474 (3/91)